                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  Maxygen, Inc.
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    577776107
             ------------------------------------------------------
                                 (CUSIP Number)


                                 March 29, 2001
             ------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 6
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CUSIP No. 577776107                   13G                      Page 5 of 6 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------

     1.   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Name R.A. INVESTMENT GROUP

--------------------------------------------------------------------------------

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /

                                                            (b)  / /

--------------------------------------------------------------------------------

     3.   SEC USE ONLY

     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               ILLINOIS GENERAL PARTNERSHIP
               U.S.A.

================================================================================

                              5.   SOLE VOTING POWER
      NUMBER OF                         2,279,485
       SHARES                 --------------------------------------------------
    BENEFICIALLY
      OWNED BY                6.   SHARED VOTING POWER
        EACH                            0
      REPORTING               --------------------------------------------------
       PERSON
        WITH                  7.   SOLE DISPOSITIVE POWER
                                        2,279,485
                              --------------------------------------------------

                              8.   SHARED DISPOSITIVE POWER
                                        0

================================================================================

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,279,485
--------------------------------------------------------------------------------

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.77%
--------------------------------------------------------------------------------

     12.  TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------


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-------------------                                            -----------------
CUSIP No. 577776107                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------


Item 1(a)      Name of Issuer:     Maxygen, Inc.

     1(b)      Address of Issuer's Principal Executive Offices:

                         515 Galveston Drive
                         Redwood City, CA 94063

Item 2(a)      Name of Person Filing
Item 2(b)      Address of Principal Business Office
Item 2(c)      Citizenship

                         R.A. Investment Group
                         200 West Madison, Suite 2500
                         Chicago, Illinois 60606
                         Illinois limited partnership

     2(d)      Title of Class of Securities:

                         Common Stock, par value $0.0001 per share

     2(e)      CUSIP Number:  577776107


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

          (a)       / /       Broker or dealer registered under Section 15 of
                              the Exchange Act;

          (b)       / /       Bank as defined in Section 3(a)(6) of the Exchange
                              Act;

          (c)       / /       Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act;

          (d)       / /       Investment company registered under Section 8 of
                              the Investment Company Act;

          (e)       / /       An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

          (f)       / /       An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)       / /       A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

          (h)       / /       A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;


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CUSIP No. 577776107                   13G                      Page 4 of 6 Pages
-------------------                                            -----------------


          (i)       / /       A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)       / /       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4 Ownership:

                    R.A. Investment Group

     (a)  Amount beneficially owned:

                    2,279,485 shares of Common Stock

     (b)  Percent of Class:

                    6.77%

     (c)  Number of shares as to which such person has:

          (i)       sole power to vote or to direct the vote:

                         2,279,485

          (ii)      shared power to vote or to direct the vote:

                         0

          (iii)     sole power to dispose or to direct the disposition of:

                         2,279,485

          (iv)      shared power to dispose or to direct the disposition of:

                         0


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CUSIP No. 577776107                   13G                      Page 5 of 6 Pages
-------------------                                            -----------------


Item 5 Ownership of Five Percent or Less of a Class:
                         Not Applicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8 Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9 Notice of Dissolution of Group:
                         Not Applicable.

Item 10 Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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-------------------                                            -----------------
CUSIP No. 577776107                   13G                      Page 6 of 6 Pages
-------------------                                            -----------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 6th day of April, 2001


R.A. INVESTMENT GROUP

By:  R.A. Trust Number 25,
     a General Partner

     By: /s/ Marshall Eisenberg
        -------------------------------
        Marshall Eisenberg, co-trustee


     By: /s/ Thomas J. Pritzker
         ------------------------------
         Thomas J. Pritzker, co-trustee



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